Press Release

CHATHAM, CERBERUS TERMINATE INNKEEPERS AGREEMENT

PALM BEACH, Fla. (August 22, 2011) – Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in premium-branded, select-service hotels, and Cerberus Capital Management, L.P., a private investment firm, on Friday terminated their commitment and obligation to acquire interests in 64 hotels owned by Innkeepers USA Trust and its affiliates (“Innkeepers”) in accordance with the terms and conditions of their May 16th agreement.

Chatham and Cerberus jointly determined to terminate the agreement in accordance with the terms of the agreement as a result of the occurrence of a condition, change or development that could reasonably be expected to have a material adverse effect on Innkeepers’ business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects.

Chatham’s separate purchase of five Innkeepers hotels, which closed on July 14, 2011, is not affected by this decision.

About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 18 hotels with an aggregate of 2,414 rooms/suites in 10 states and the District of Columbia and has one additional hotel comprising 174 rooms/suites under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

- more -

Forward-Looking Statement Safe Harbor
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company’s filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 22, 2011, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

– end –